UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 3, 2014
 Date of Report (Date of earliest event reported)

Washington Prime Group Inc.
 (Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	001-36252 (Commission File Number)	46-4323686 (IRS Employer Identification No.)

7315 Wisconsin Avenue Bethesda, Maryland (Address of principal executive offices)	20814 (Zip Code)

(240) 630-0000
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2014 (the “Effective Date”), Washington Prime Group Inc. (the “Company”) executed employment agreements with each of Robert P. Demchak, Secretary and General Counsel; Michael J. Gaffney, Senior Vice President, Head of Capital Markets;  Myles H. Minton, Chief Operating Officer; and C. Marc Richards, Chief Financial Officer, which generally follow the same form.  Each employment agreement provides for an initial three-year employment term, commencing on the Effective Date, with automatic one-year renewals at the end of that term and each year thereafter unless either party provides notice to the other, at least 30 days prior to the next renewal date, that the term will not be extended.

Pursuant to each employment agreement, in the event that the executive’s employment is terminated by the Company other than for Cause or by the executive for Good Reason, and the executive has executed (and not revoked) a general release of claims against the Company and the period in which such release may be revoked has expired (not later than thirty 30 days after the date of termination), the executive will receive payments and benefits from the Company on the fifth business day after the expiration of the release execution and revocation period as follows: (a) in the event a Change in Control has not occurred within 24 months prior to the executive’s termination of employment, the Company will make to the executive a lump sum cash payment equal to the executive’s annual base salary in effect immediately prior to the date of termination; or (b) in the event a Change in Control has occurred within 24 months prior to the executive’s termination of employment, the Company will make to the executive a lump sum cash payment equal to the sum of the executive’s annual base salary in effect immediately prior to the date of termination and the executive’s target annual bonus for the year in which the date of termination occurs and, unless otherwise agreed to by the executive, any service-based vesting conditions with respect to any outstanding long-term incentive awards held by the executive will be waived.  The definitions of “Cause,” “Good Reason” and “Change in Control” are set forth in the employment agreements.

In addition, under each employment agreement, each executive is eligible to participate in long-term cash and equity incentive plans and programs, if available, applicable generally to executives of the Company and to participate in welfare benefit and fringe benefit plans, practices, policies and programs provided by the Company, if available.

The employment agreements provide that each executive will receive an annual base salary as follows, subject to increase from time to time: Mr. Demchak, $375,000; Mr. Gaffney, $300,000; Mr. Minton, $415,000; and Mr. Richards, $450,000. The employment agreements provide that each executive will be eligible for an annual bonus under the Company’s annual incentive plan, with a target annual bonus initially established at the following ranges of percentages of base salary: Messrs. Demchak, Gaffney and Minton, 75% to 150%; and Mr. Richards, 100% to 200%.

The foregoing is only a summary of certain terms of the employment agreements and is qualified in its entirety by Exhibits 10.1 through 10.4, filed herewith and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)   Exhibits

Exhibit	Description

10.1	Employment Agreement with Robert P. Demchak dated as of June 3, 2014

10.2	Employment Agreement with Michael J. Gaffney dated as of June 3, 2014

10.3	Employment Agreement with Myles H. Minton dated as of June 3, 2014

10.4	Employment Agreement with C. Marc Richards dated as of June 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON PRIME GROUP INC.

By:	/s/ Robert P. Demchak
	Name:	Robert P. Demchak
	Title:	Secretary and General Counsel

Date: June 5, 2014

 EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement with Robert P. Demchak dated as of June 3, 2014

10.2	Employment Agreement with Michael J. Gaffney dated as of June 3, 2014

10.3	Employment Agreement with Myles H. Minton dated as of June 3, 2014

10.4	Employment Agreement with C. Marc Richards dated as of June 3, 2014